                                                                    EXHIBIT 11.4

                              HUGHES SUPPLY, INC.

               COMPUTATION OF SUPPLEMENTAL PRO FORMA AS ADJUSTED
                           PRIMARY EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEAR ENDED
                                                              JANUARY 26, 1996
                                                              ----------------
Supplemental pro forma as adjusted net income...............      $34,402
                                                                  =======
Weighted average shares outstanding:
  Common stock and equivalents(1)...........................        8,523
  Shares issued pursuant to PVF acquisition(2)..............          738
  Shares issued in connection with the Notes Offering(3)....        1,487
                                                                  -------
Total shares................................................       10,748
                                                                  -------
Supplemental pro forma as adjusted primary earnings per
  share.....................................................      $  3.20
                                                                  =======

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(1) Common stock and equivalents gives effect to the business combinations between the Company and PPSC, Sunbelt and the Metals Group, which were consummated after October 1996 and accounted for as poolings of interests.
(2) Shares issued pursuant to the acquisition of PVF have been included in the computation of common and common equivalent shares as if they were outstanding since January 27, 1996.
(3) Represents number of shares issued in the common stock offering in connection with the Notes offering. Shares are considered outstanding from January 27, 1996.